Exhibit 10(e)(iii)

AMENDMENT NUMBER TWO TO THE WALGREEN CO. EXECUTIVE STOCK OPTION PLAN

Effective September 1, 2007, Section 5.4 of the Plan is amended in its entirety to read as follows:

“5.4.
Option Price.  The Option price per Share under each Option shall be reflected in the Option Agreement.  The Option price shall not be less than 100% of the fair market value, and in any event not less than the par value, of a Share on the designated grant date for such Option.  For purposes of this Section 5.4 and the remaining provisions of this Plan, fair market value means the closing price on the New York Stock Exchange Composite Transaction Tape on the relevant valuation date (i.e., the designated grant date for purposes of the Option Price) or on the next preceding date on which a closing price was quoted.”